Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS
P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, June 9, 2022 To the Company

Dear addressees:

We have acted as legal counsel as to Dutch law to the Company in connection with the Offering. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Company’s current report on Form 8-K dated June 9, 2022.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is addressed solely to you. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document reviewed by us in connection with this opinion letter.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon a draft of the Template Deed of Issue and pdf copies or drafts, as the case may be, of the Corporate and Other Documents and we have assumed that each Deed of Issue shall be entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability in the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European competition law, data protection law, tax law, securitization law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Template Deed of Issue or the Corporate and Other Documents subsequent to the date of this opinion letter.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. This opinion letter may only be relied upon by you, and our willingness to render this opinion letter is based, on the condition that you accept and agree that (i) the competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh, (iii) any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned and (iv) no person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.

drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.

if any signature under any document is an electronic signature (as opposed to a handwritten (“wet ink”) signature) only, it is either a qualified electronic signature within the meaning of the eIDAS Regulation, or the method used for signing is otherwise sufficiently reliable;

c.	the Registration Statement has been declared effective by the SEC in the form reviewed by us and the Prospectus Supplement has been filed with the SEC in the form reviewed by us;

d.

the Common Shares shall have been admitted for trading on a regulated market, a multilateral trading facility or a comparable trading system outside the European Economic Area as referred to in Section 2:86c(1) DCC;

e.	the Deed of Incorporation is a valid notarial deed and has been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar);

f.

(i) no internal regulations (reglementen) have been adopted by any corporate body of the Company which would affect the validity of the resolutions recorded in the Resolutions and (ii) the Current Articles are the Articles of Association currently in force and as they will be in force at each Relevant Moment;

g.

the resolutions recorded in the Resolutions are in full force and effect, the factual statements made and the confirmations given in the Resolutions and each Deed of Issue are complete and correct at each Relevant Moment and the Resolutions correctly reflect the resolutions recorded therein;

h.	the authorized share capital (maatschappelijk kapitaal) of the Company allows for the issuance of the Offer Shares;

i.	each Deed of Issue will be validly signed and executed on behalf of the Company substantially in the form of the Template Deed of Issue;

j.	the Offering, to the extent made in the Netherlands, has been, is and will be made in conformity with the Prospectus Regulation and the rules promulgated thereunder;

k.

neither the Company nor any of the Sales Agents is in possession of inside information (voorwetenschap) or acts in breach of the prohibition of insider dealing and of unlawful disclosure of inside information contained in Article 14 of the MAR or the prohibition on market manipulation contained in Article 15 of the MAR; and

l.	at each Relevant Moment, each of the assumptions made in this opinion letter will be correct in all aspects by reference to the facts and circumstances then existing.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Offer Shares

2.

Subject to receipt by the Company of payment in full for the Offer Shares as provided for in the relevant Deed of Issue, and when issued and accepted in accordance with the Resolutions and the relevant Deed of Issue, the Offer Shares shall be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.

Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s management board, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.

Pursuant to Section 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Current Articles, we have no reason to believe that, by entering into a Deed of Issue, the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into a Deed of Issue since this is a matter of fact.

C.

Pursuant to Section 2:98c DCC, a naamloze vennootschap may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c DCC is null and void (nietig). Based on the content of the Template Deed of Issue, we have no reason to believe that the Company or its subsidiaries will violate Section 2:98c DCC in connection with the issue of the Offer Shares. However, we cannot confirm this definitively, since the determination of whether a company (or a subsidiary) has provided security, has given a price guarantee or has otherwise bound itself, with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts, as described above, is a matter of fact.

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.	rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally;

b.

the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation, Anti Money Laundering Laws and related legislation;

f.

the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring); and

g.	any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities.

E.

The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a Common Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Common Share.

F.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Company’s current report on Form 8-K dated June 9, 2022 and also consent to the reference to NautaDutilh in the Prospectus Supplement, Prospectus and Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

“Anti Money Laundering Laws”	The European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht).

“Anti-Boycott Regulation”	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The Company’s articles of association (statuten) as they read from time to time.

“Commercial Register”	The Dutch Commercial Register (handelsregister).

“Common Shares”	Common shares in the Company’s capital, with a nominal value of EUR 0.02 each.

“Company”	Core Laboratories N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 33261158.

“Corporate and Other Documents”	The Documents listed in Exhibit B.

“Current Articles”	The Articles of Association as they read immediately after the execution of the Deed of Amendment.

“DCC”	The Dutch Civil Code (Burgerlijk Wetboek).

“Deed of Amendment”	The deed of amendment to the articles of association of the Company, dated May 24, 2017.

“Deed of Incorporation”	The deed of incorporation (akte van oprichting) of the Company, dated August 8, 1994.

“Deed of Issue”	Each future deed of issue of Offer Shares by the Company, when duly completed and executed substantially in the form of the Template Deed of Issue.

“eIDAS Regulation”	Regulation (EU) No 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC.

“General Meeting”	The Company’s general meeting (algemene vergadering).

“Insolvency Proceedings”	Any insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) listed in Annex A thereto the Dutch Act on the Confirmation of Private Restructuring Plans (Wet Homologatie Onderhands Akkoord) (from the time it enters into force).

“Management Board”	The Company’s management board (bestuur).

“MAR”	Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC and the rules and regulations promulgated pursuant thereto.

“NautaDutilh”	NautaDutilh N.V.

“the Netherlands”	The European territory of the Kingdom of the Netherlands.

“Offer Shares”	The Common Shares to be issued pursuant to the Offering from time to time for a maximum aggregate offering price of up to $60,000,000.

“Offering”	The “at-the-market” offering of Common Shares as contemplated by the Prospectus Supplement.

“Prospectus”	The prospectus included in the Registration Statement, as supplemented by the Prospectus Supplement.

“Prospectus Supplement”	The prospectus supplement in relation to the Offering, supplementing the prospectus forming part of the Registration Statement, as filed by the Company with the SEC on June 9, 2022.

“Prospectus Regulation”	Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

“Registration Statement”	The Registration Statement on Form S-3 under the U.S. Securities Act of 1933, as filed by the Company with the SEC as a Registration Statement, dated August 13, 2020 (file No. 333-245691).

“Relevant Moment”	Each time when Offer Shares are issued pursuant to a duly completed and executed Deed of Issue.

“Resolutions”

Each of the following:

a.   the signed minutes of the General Meeting held on May 19, 2022, together with the definitive proxy for such General Meeting with available on the Company’s website on the date of this opinion letter;

b.  the written resolutions of the Management Board, dated June 1, 2022; and

c.   the written resolutions of the Supervisory Board, dated June 1, 2022.

“Sales Agents”	Wells Fargo Securities, LLC and BofA Securities Inc.

“SEC”	The United States Securities and Exchange Commission.

“Supervisory Board”	The Company’s supervisory board (raad van commissarissen).

“Template Deed of Issue”	The template deed of issue of Offer Shares by the Company prepared by us and bearing the reference 82041540 M 29756338.

EXHIBIT B

LIST OF CORPORATE AND OTHER DOCUMENTS

1.	The Deed of Incorporation;

2.	the Deed of Amendment;

3.	the Current Articles;

4.	the Resolutions;

5.	the Registration Statement; and

6.	the Prospectus Supplement and the Prospectus.